Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Plymouth Opportunity REIT, Inc.

We consent to the incorporation by reference of our report dated April 15, 2013 with respect to the consolidated balance sheets of Plymouth Opportunity REIT, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated income statements, consolidated statements of equity, and cash flows for year ended December 31, 2012 and the period March 7, 2011 (inception) through December 31, 2011, included in Plymouth Opportunity REIT's Annual Report on Form 10-K filed with the Securities and Exchange Commission and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment No. 3 to Registration Statement on Form S-11 (No. 333-173048) and the related prospectus of Plymouth Opportunity REIT, Inc.

/s/ KMPG LLP

Boston, Massachusetts

April 18, 2013